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    SCHEDULE 21.1 SUBSIDIARIES OF GMP COMPANIES, INC.

    a.       GMP OxyCell, Inc., a Delaware corporation
    b.       GMP Genetics, Inc., a Delaware corporation
    c.       GMP Endotherapeutics, Inc., a Delaware corporation
    d.       GMP Thromboflex, Inc., a Delaware corporation
    e.       GMP Vision Solutions, Inc., a Delaware corporation
    f.       GMP Tissue Engineering, Inc., a Delaware corporation
    g.       GMP Vascular, Inc., a Delaware corporation
    h.       GMP Drug Delivery, Inc., a Delaware corporation
    i.       GMP Diagnostic Prognostic Markers, Inc., a Delaware corporation
    j.       GMP Cardiac Care, Inc., a Delaware corporation
    k.       GMP Surgical Solutions, Inc., a Delaware corporation
    l.       GMP Wireless Medicine, Inc., a Delaware corporation
    m.       GMP Opportunities, Inc., a Delaware corporation